EXHIBIT 99.3

LETTER TO SHAREHOLDERS

EXHIBIT 99.3

[Letterhead of

Fidelity D & D Bancorp, Inc.]

[Date]

Dear Shareholder:

We enclose a prospectus describing the Fidelity D & D Bancorp, Inc. 2000 Dividend Reinvestment Plan as currently in effect. The purpose of the plan is to provide you with a convenient method to purchase additional shares of the company’s common stock through the automatic reinvestment of dividends payable on your shares of the company’s common stock.

The plan does not differ materially from our previous practice. The amendment reflects the appointment of Registrar and Transfer Company as the plan administrator.

If you are enrolled in the plan, you do not need to do anything to continue your participation. If you are not enrolled in the plan, and would like to do so, please use the attached authorization form for this purpose.

We appreciate your continued ownership of the company’s common stock. Please telephone Registrar and Transfer Company, the plan administrator, at (800) 368-5948 with any questions that you may have.

Sincerely,

/s/ Steven C. Ackmann

Steven C. Ackmann
President and Chief Executive Officer